Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, July 26, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, July 26, 2013-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 13 cents per share, payable September 6th to shareholders of record as of August 16th. As of June 30th, there were approximately 146,100,000 shares outstanding.

The current declaration is the 232nd consecutive quarterly cash dividend paid by Donaldson over a time span of 58 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,500 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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